Exhibit 99.1

IMMEDIATE RELEASE

June 2, 2011

UNITED NATURAL FOODS, INC. ANNOUNCES

THIRD QUARTER FISCAL 2011 RESULTS

Q3 2011 NET SALES INCREASED 22.1% OVER Q3 2010 TO $1.20 BILLION

Financial Highlights

•                  Net income of $23.4 million for the third quarter of fiscal 2011, a 19.9% increase over net income from the comparable fiscal 2010 period

•                  Diluted EPS of $0.48 for the third quarter of fiscal 2011

Providence, Rhode Island — June 2, 2011 — United Natural Foods, Inc. (Nasdaq: UNFI) today reported that net income for the third quarter of fiscal 2011 ended April 30, 2011 increased by $3.9 million, or 19.9%, to $23.4 million, from $19.5 million for the comparable quarter in fiscal 2010.  Earnings per diluted share for the third quarter of fiscal 2011 was $0.48, including the dilutive effect from our equity offering completed in the first quarter of fiscal 2011, which represents an increase of 6.9% from $0.45 per diluted share for the third quarter of fiscal 2010.  Net sales for the third quarter of fiscal 2011 totaled $1.20 billion, an increase of 22.1%, or $218.3 million, over net sales of $985.7 million recorded in the third quarter of fiscal 2010. Excluding the impact of sales related to the Company’s June 2010 Canadian acquisition and its October 2010 acquisition of certain inventory and distribution assets of Whole Foods Market, Inc., which generated combined estimated incremental net sales of approximately $95.9 million during the third quarter, third quarter fiscal 2011 net sales increased by 12.4%, or $122.4 million, to $1.11 billion.

“During the quarter we continued to see strong demand for UNFI’s products across our customer channels and delivered strong earnings growth despite tough comparisons versus the prior year and increasing fuel costs,” commented Steven Spinner, President and Chief Executive Officer. “In particular, the Independent channel had sales growth of 14.0%, reflecting our continued commitment to our largest group of customers. Excluding our acquisitions, the Independent channel increased by 8.0%.”

Gross margin was 18.2% for the third quarter of fiscal 2011, which represents a 33 basis point improvement from the gross margin of 17.8% for the second quarter of fiscal 2011. The higher gross margin compared to the prior sequential quarter was due to higher fuel surcharges, lower inventory adjustments and the non-recurrence of the higher inbound freight expenses that we experienced in the second fiscal quarter of 2011 as we expedited deliveries to maintain service levels.  The decrease of 36 basis points from the gross margin of 18.5% for the third quarter of fiscal 2010 is primarily the result of the continued shift in the Company’s customer mix.

Operating expenses as a percentage of net sales decreased to 14.9% for the fiscal 2011 third quarter, a decrease of approximately 15 basis points compared to the fiscal 2010 third quarter.  Operating income as a percentage of net sales decreased to 3.2% for the third quarter of fiscal 2011 from 3.4% for the comparable prior year quarter, a decline of 20 basis points, and increased by 38 basis points compared to the second quarter of fiscal 2011, when the Company’s operating income as a percentage of net sales was 2.8%.

Fiscal 2011 Year to Date Summary

Net sales for the first nine months of fiscal 2011 totaled $3.37 billion, a 21.8% increase over the prior fiscal year comparable period.  Diluted EPS was $1.25 per share including the dilutive effect from our equity offering completed in the first quarter of fiscal 2011, a 6.8% increase over the first nine months of fiscal 2010.  Gross margin was 47 basis points less than the comparable prior year period, at 18.1% of net sales for the first nine months of fiscal 2011.  At 15.1% of net sales through the nine months ended April 30, 2011, operating expenses were 25 basis points lower than the comparable prior year period.

Updates to Fiscal 2011 Guidance

Based on the Company’s performance through the first nine months of fiscal 2011 and the current outlook for the remainder of the year, the Company is updating its net sales guidance for fiscal year 2011, ending July 31, 2011, to a range of $4.48 billion to $4.52 billion, which represents a 19.2% to 20.3% increase in total net sales over fiscal 2010.  The Company had previously provided, on March 3, 2011, a net sales guidance target of $4.4 billion to $4.5 billion.

In addition, the Company is narrowing its earnings per share guidance for fiscal 2011 to a range of $1.67 to $1.69 per diluted share.    The Company had previously updated its fiscal 2011 earnings per share guidance to $1.65 to $1.71 per diluted share in a press release on March 3, 2011.

Conference Call & Webcast

The Company’s third quarter 2011 conference call and audio webcast will be held at 10:00 a.m. ET on June 2, 2011.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 23,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 — 2010 as one of its “Most Admired Companies,” winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 27, 2010 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s dependence on its principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company’s ability to timely and successfully deploy its new warehouse management system throughout its distribution facilities; increased fuel costs; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the Company’s ability to successfully deploy its operational initiatives in the Canadian market; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	Three months ended		Nine months ended
	April 30, 2011	May 1, 2010	April 30, 2011	May 1, 2010

Net sales	$1,203,983	$985,694	$3,371,399	$2,768,679
Cost of sales	985,439	803,287	2,761,891	2,255,065

Gross profit	218,544	182,407	609,508	513,614

Total operating expenses	179,638	148,565	509,204	424,976

Operating income	38,906	33,842	100,304	88,638

Other expense (income):
Interest expense	1,146	1,491	3,830	4,429
Interest income	(750)	(89)	(1,015)	(199)
Other, net	(427)	(40)	(682)	(60)
Total other (income) expense	(31)	1,362	2,133	4,170

Income before income taxes	38,937	32,480	98,171	84,468

Provision for income taxes	15,575	12,992	38,676	33,787

Net income	$23,362	$19,488	$59,495	$50,681

Basic per share data:
Net income	$0.48	$0.45	$1.26	$1.18

Weighted average basic shares of common stock	48,406	43,245	47,129	43,085

Diluted per share data:
Net income	$0.48	$0.45	$1.25	$1.17

Weighted average diluted shares of common stock	48,793	43,536	47,470	43,328

UNITED NATURAL FOODS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except per share data)

	April 30, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$24,318	$13,802
Accounts receivable, net	279,650	217,097
Notes receivable, trade, net	2,207	3,111
Inventories	550,249	439,702
Prepaid expenses and other current assets	19,059	21,793
Deferred income taxes	20,560	20,560
Total current assets	896,043	716,065

Property and equipment, net	282,859	279,255

Other assets:
Goodwill	190,504	186,925
Intangible assets, net	60,962	50,201
Notes receivable, trade, net	2,251	235
Other	19,325	18,118
Total assets	$1,451,944	$1,250,799

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$240,487	$201,685
Notes payable	177,000	242,570
Accrued expenses and other current liabilities	82,205	72,587
Current portion of long-term debt	5,043	5,033
Total current liabilities	504,735	521,875

Long-term debt, excluding current portion	44,649	48,433
Deferred income taxes	21,476	20,598
Other long-term liabilities	30,036	29,446
Total liabilities	600,896	620,352

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 48,502 issued and 48,475 outstanding shares at April 30, 2011; 43,558 issued and 43,531 outstanding shares at July 31, 2010	485	435
Additional paid-in capital	342,988	188,727
Treasury stock	(708)	(708)
Unallocated shares of Employee Stock Ownership Plan	(591)	(713)
Accumulated other comprehensive income (loss)	5,518	(1,155)
Retained earnings	503,356	443,861
Total stockholders’ equity	851,048	630,447

Total liabilities and stockholders’ equity	$1,451,944	$1,250,799

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Nine months ended
	April 30, 2011	May 1, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59,495	$50,681
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	26,898	20,219
Share-based compensation	7,395	6,517
Excess tax benefits from share-based payment arrangements	(1,519)	(399)
Provision for doubtful accounts	849	781
Gain on disposals of property and equipment	(3)	(3)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(62,168)	(32,564)
Inventories	(101,778)	(72,141)
Prepaid expenses and other assets	502	4,373
Notes receivable, trade	(895)	38
Accounts payable	25,881	37,591
Accrued expenses and other liabilities	12,511	18,037
Net cash (used in) provided by operating activities	(32,832)	33,130

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(24,456)	(30,912)
Proceeds from disposals of property and equipment	82	20
Purchases of acquired businesses, net of cash acquired	(21,984)	(235)
Net cash used in investing activities	(46,358)	(31,127)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	138,301	—
Net repayments under notes payable	(65,570)	(13,000)
Increase in bank overdraft	12,224	11,697
Payment of employee restricted stock tax withholdings	(2,665)	(1,272)
Proceeds from exercise of stock options	9,761	3,751
Repayments of long-term debt	(3,774)	(4,157)
Excess tax benefits from share-based payment arrangements	1,519	399
Capitalized debt issuance costs	—	(7)
Net cash provided by (used in) financing activities	89,796	(2,589)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(90)	—
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	10,516	(586)
Cash and cash equivalents at beginning of period	13,802	10,269
Cash and cash equivalents at end of period	$24,318	$9,683

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$3,545	$3,559
Income taxes, net of refunds	$27,674	$23,025